Exhibit 99.1

FOR IMMEDIATE RELEASE

Compass Minerals Announces Change in Operations Leadership

OVERLAND PARK, Kan. (Aug. 5, 2026) - Compass Minerals (NYSE: CMP) today announced the departure of Patrick Merrin, effective Aug. 3, 2026, and the promotion of Brandon Risner to chief operating officer.

Edward C. Dowling Jr., president and CEO, said, “On behalf of the board of directors, I would like to thank Pat for his service and wish him the best. Brandon has played a key role in leading the significant growth we’ve experienced in our Plant Nutrition segment over the past two years. We believe his experience and leadership of the improvement at Ogden and in our commercial and industrial (C&I) product line make him the natural fit to lead our operations in the Salt segment as well.”

Mr. Risner joined the company in December 2020 and has more than 25 years of experience in mining. Most recently, he has served as the company’s vice president of operations, Ogden and C&I. Mr. Risner has led the impressive operational improvements in our Plant Nutrition segment and in support of our C&I product line. Earlier in his career he held positions of increasing responsibility at Peabody Energy, a coal mining company. Mr. Risner earned his Master of Business Administration from Washington University in St. Louis – Olin Business School and his Bachelor of Science in mining engineering from Missouri University of Science and Technology.

About Compass Minerals
Compass Minerals (NYSE: CMP) is a leading global provider of essential minerals focused on safely delivering where and when it matters to help solve nature’s challenges for customers and communities. The company’s salt products help keep roadways safe during winter weather and are used in numerous other consumer, industrial, chemical and agricultural applications. Its plant nutrition products help improve the quality and yield of crops while supporting sustainable agriculture. Compass Minerals operates 11 production and packaging facilities with more than 1,800 employees throughout the U.S., Canada and the U.K. Visit compassminerals.com for more information about the company and its products.

Forward-Looking Statements and Other Disclaimers
This press release may contain forward-looking statements. These statements are based on the company’s current expectations, estimates and projections and involve risks and uncertainties that could cause the company’s actual results to differ materially. The differences could be caused by several factors including those factors identified in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the company’s annual and quarterly reports on Forms 10-K and 10-Q, including any amendments, as well as the company’s other SEC filings. Opinions expressed are current opinions as of the date hereof. Investors are cautioned not to place undue reliance on such forward-looking statements and should rely on their own assessment of an investment. The company undertakes no obligation to update any forward-looking statements made in this press release to reflect future events or developments, except as required by law.

Contacts
Investor Contact
SCR Partners, LLC
Tripp Sullivan
+1.615.942.7077
John Wilfong
+1.312.533.0234
InvestorRelations@compassminerals.com

Media Contact
Kevin Gabriel
Senior Director, Corporate Affairs
+1.913.344.9265
MediaRelations@compassminerals.com

Source: Compass Minerals